Exhibit 99
Southcoast Financial Corporation
News Release
Southcoast Announces Nine Months Results

Mt. Pleasant, S.C., October 26, 2010 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $1,078,000, or $0.24 per basic share, for the nine months ended September 30, 2010. This compares to unaudited net income of $1,029,000, or $0.23 per basic share, for the nine months ended September 30, 2009.  The September 30, 2010 earnings per share are based on 4,575,949 basic average shares compared to 4,528,821 basic average shares for the nine months ending September 30, 2009.

Total assets as of September 30, 2010 were $476.0 million, compared to $521.4 million as of December 31, 2009; a decrease of 8.7%. Loans, excluding loans held for sale, decreased to $ 336.7 million, down 5.7% from $ 356.9 million as of December 31, 2009.

Chairman and Chief Executive Officer L. Wayne Pearson noted, “The level of non- performing assets appears to have stabilized during 2010 and we continue to place a strong emphasis on working out of these problems. The slight increase in the percentage of non-performing assets to total assets since June 30, 2010, is caused by a decline in total assets, not an increase in non-performing assets. The foreclosure process in the Charleston area has gained momentum and the Company sees this as a benefit going into 2011. Mr. Pearson also added, “The Company continues to aggressively market new quality loan opportunities and is reviewing strategies to enhance some of its lending products.”

As of September 30, 2010, the Bank’s Tier One Leverage ratio was 10.38% and its Total Risk Based Capital ratio was 15.89%. Both of these ratios are substantially above the FDIC minimums for well capitalized institutions. During the quarter, several of the directors and executive officers of the corporation purchased 170,815 shares of common stock at market prices pursuant to a private offering. This offering raised $462,908 of additional capital, net of offering costs.

During the first nine months of 2010, the Company continued its strategy of increasing its core deposits and reducing its dependency on brokered deposits. Brokered and wholesale deposits declined by $28.1 million since December 31, 2009 and $53.4 million since September 30, 2009. This represents a 41.1% decrease in the last twelve months. “The reduction in wholesale funding has been the result of our success in attracting additional core deposits. Our Rewards Checking products have been very well received by existing customers, and have attracted significant new banking relationships,” said Pearson.

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area.  Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Executive Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Nine Months Ended	Six Months Ended	Three Months Ended
	September 2010	June 2010	March 2010
	(Unaudited)	(Unaudited)	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$8,813	$5,915	$2,882
Provision for loan losses	2,125	1,800	1,000
Noninterest income	4,715	3,509	1,970
Noninterest expenses	9,995	6,644	3,332
Net income	$1,078	$742	$363

PER SHARE DATA *
Net income per share
Basic	$0.24	$0.16	$0.08
Diluted	$0.24	$0.16	$0.08

BALANCE SHEET DATA
Total assets	$475,986	$498,513	$504,034
Total deposits	342,858	350,304	358,153
Total loans (net)	326,969	332,763	335,567
Investment securities	79,100	72,958	84,635
Other borrowings	71,754	88,565	85,843
Junior subordinated debentures	10,310	10,310	10,310
Shareholders' equity	47,889	46,494	46,021

Average shares outstanding
Basic	4,575,949	4,553,903	4,550,015
Diluted	4,575,949	4,553,903	4,550,015

Book value per share	$10.10	$10.20	$10.11

Key ratios
Return on assets*	0.29%	0.29%	0.29%
Return on equity*	3.10%	3.27%	3.23%
Equity to asset ratio	10.06%	9.33%	9.13%
Non-performing assets^ to assets	6.50%	6.24%	7.01%
Reserve to loans	2.90%	3.00%	2.98%
Reserve to nonperforming loans	43.36%	41.61%	39.95%
Net interest margin	2.82%	2.85%	2.72%

* Ratios for less than one year are annualized.
^ Includes nonaccrual loans, loans 90 days past due still accruing interest, and other real estate owned.

BANK REGULATORY CAPITAL RATIOS	Total Risk- Based¹	Tier 1 Risk- Based²	Tier 1 Leverage³

September 30, 2010	15.89%	14.62%	10.38%
June 30, 2010	15.95%	14.68%	9.77%
March 31, 2010	15.22%	13.95%	9.66%
FDIC Well Capitalized Minimum	10.00%	6.00%	5.00%

¹Total Risk- Based Capital divided by total risk- weighted assets
²Tier 1 Capital divided by total risk - weighted assets
³Tier 1 Capital divided by average total assets

	Southcoast Financial Corporation
	Consolidated Balance Sheets

	September 30	December 31	September 30
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$16,411	$40,790	$23,873
Federal Funds sold	-	109	8
Investments	79,100	65,042	51,901
Loans held for sale	292	320	1,061
Loans	336,738	356,912	378,742
Less: Allowance for loan losses	9,769	10,042	6,796

Net loans	326,969	346,870	371,946
Fixed assets	22,701	22,692	23,077
Other assets	30,513	45,584	38,703

Total Assets	$475,986	$521,407	$510,569

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$29,678	$25,922	27,368
Interest bearing	313,180	342,615	315,160

Total deposits	342,858	368,537	342,528
Other borrowings	71,754	91,044	97,820
Other liabilities	3,175	6,435	4,347
Junior subordinated debentures	10,310	10,310	10,310

Total liabilities	428,097	476,326	455,005

Shareholders' Equity
Common Stock	54,133	53,583	53,550
Retained Earnings(Deficit) and Accumulated OCI	(6,244)	(8,502)	2,014

Total shareholders' equity	47,889	45,081	55,564

Total Liabilities and
Shareholders' equity	$475,986	$521,407	$510,569

Southcoast Financial Corporation Consolidated Income Statements (Dollars in thousands, except earnings per share)
Nine Months Ended	Three Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$14,271	$17,321	$4,721	$5,525
Interest on investments	1,926	1,997	530	560
Interest on Fed funds sold	41	2	18	1

Total interest income	16,238	19,320	5,269	6,086

Interest expense	7,425	9,249	2,370	2,645

Net interest income	8,813	10,071	2,899	3,441
Provision for loan losses	2,125	1,550	325	1,000

Net interest income after provision	6,688	8,521	2,574	2,441

Noninterest income	4,715	3,387	1,205	1,108

Total operating income	11,403	11,908	3,779	3,549

Noninterest expense
Salaries and benefits	4,957	5,553	1,636	1,759
Occupancy and equipment	2,137	2,037	698	651
Other expenses	2,901	3,293	1,017	833

Total noninterest expense	9,995	10,883	3,351	3,243

Income before taxes	1,408	1,025	428	306

Income tax expense	330	(4)	92	2

Net income	$1,078	$1,029	$336	$304

Basic net income per share	$0.24	$0.23	$0.07	$0.07

Diluted net income per share	$0.24	$0.23	$0.07	$0.07

Average number of shares
Basic	4,575,949	4,528,821	4,619,322	4,535,274
Diluted	4,575,949	4,528,821	4,619,322	4,535,274